Filed Pursuant to Rule 424(b)(2)
Registration No. 333-270229

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT (Subject to Completion)

(To Prospectus dated March 2, 2023)

Issued March 8, 2023

$1,250,000,000

SVB Financial Group

Common Stock

SVB Financial Group is offering shares of its common stock (the “shares”) at an aggregate offering price of $1,250,000,000.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “SIVB”. The last reported sale price of our common stock on the Nasdaq Global Select Market on March 7, 2023 was $267.39 per share. At an assumed public offering price of $267.39 per share, we would offer 4,674,819 shares of our common stock in this offering.

Concurrently with this offering, we are also making a public offering of 10,000,000 depositary shares (the “Depositary Shares”), each of which represents a 1/20th interest in a share of our     % Series F Mandatory Convertible Preferred Stock, par value $0.001 per share (the “Mandatory Convertible Preferred Stock”), which offering we refer to in this prospectus supplement as the “Concurrent Depositary Shares Offering.” The Concurrent Depositary Shares Offering is being made pursuant to a separate prospectus supplement, and nothing contained herein shall constitute an offer to sell or a solicitation of an offer to buy Depositary Shares. In the Concurrent Depositary Shares Offering, we have granted the underwriters of the Concurrent Depositary Shares Offering an option to purchase up to an additional 1,500,000 Depositary Shares, solely to cover over-allotments. The closing of this offering of common stock is not conditioned upon the closing of the Concurrent Depositary Shares Offering, and the closing of the Concurrent Depositary Shares Offering is not conditioned upon the closing of this offering of common stock.

In addition, prior to commencing this offering, SVB Financial entered into a subscription agreement with General Atlantic (SPV), L.P., a Delaware limited partnership (“General Atlantic”), a leading global growth equity investor, to purchase $500 million of our common stock at the public offering price in the offering of common stock in a separate private transaction (the “Concurrent Private Placement”). The subscription agreement with General Atlantic is contingent on the closing of this offering and is expected to close shortly thereafter.

Investing in our common stock involves risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and on page 17 of our Annual Report on Form 10-K for the year ended December 31, 2022 to read about factors you should consider before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation (“FDIC”), the Board of Governors of the Federal Reserve System (“Federal Reserve”) nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares of common stock to be offered and sold pursuant to this prospectus supplement will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured or guaranteed by the FDIC or any other governmental agency.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount(1)	$	$
Proceeds, Before Expenses, to SVB Financial Group	$	$

(1) See “Underwriting (Conflict of Interest)” for additional disclosure regarding underwriting discounts, commissions and estimated offering expenses.

SVB Financial Group has granted the underwriters an option to purchase up to $187,500,000 in additional shares of our common stock at the per share public offering price set forth above, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.

We expect that delivery of the shares will be made on or about March     , 2023.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	SVB Securities

Prospectus Supplement dated March     , 2023

Prospectus Supplement

Page

ABOUT THIS PROSPECTUS SUPPLEMENT	S-ii

WHERE YOU CAN FIND MORE INFORMATION	S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-iv

SUMMARY	S-1

RISK FACTORS	S-10

USE OF PROCEEDS	S-15

COMMON STOCK DIVIDENDS	S-16

CAPITALIZATION	S-17

CAPITAL RATIOS	S-19

DESCRIPTION OF CAPITAL STOCK	S-20

CONCURRENT DEPOSITARY SHARES OFFERING	S-27

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-30

BENEFIT PLAN INVESTOR CONSIDERATIONS	S-34

UNDERWRITING (CONFLICT OF INTEREST)	S-36

VALIDITY OF SHARES	S-45

EXPERTS	S-45

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise (for example, in references under “Cautionary Note Regarding Forward-Looking Statements,” “Summary—SVB Financial Group,” “Capitalization” and “Capital Ratios”), all references in this prospectus supplement to “SVB Financial Group,” “SVB Financial,” the “Company,” “we,” “us,” our” or similar references mean SVB Financial Group and do not include its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then the statement in the more recent document supersedes the information in this prospectus supplement to the extent of such inconsistency.

Neither we nor the underwriters have authorized anyone to provide you with information other than the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, or any free writing prospectus that we prepare and distribute. Neither we nor the underwriters take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus may be used only for the purposes for which they have been prepared.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus or any free writing prospectus to which we have referred you constitutes an offer or may be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC.” Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov and on the investor relations page of our website at www.svb.com. Except for SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, none of the information on or that can be accessed through our website is part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” prior to the termination of the offering (other than, in each case, information that is deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)):

•	Annual Report on Form 10-K for the year ended December 31, 2022, filed February 24, 2023;

•	Current Report on Form 8-K filed on January 19, 2023; and

•

Description of SVB Financial Group’s common stock, par value $0.001 per share, contained in Registration Statement on Form 8-A filed with the SEC on April 23, 1987, including any amendment or report filed for the purposes of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

SVB Financial Group

Investor Relations

3003 Tasman Drive

Santa Clara, California 95054

(408) 654-7400

We have also filed a registration statement (No. 333-270229) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the shares. The registration statement may contain additional information that may be important to you.

S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, management has in the past and might in the future make forward-looking statements to analysts, investors, the media and others. Forward-looking statements are statements that are not historical facts. Broadly speaking, forward-looking statements include, but are not limited to, the following:

•

financial projections, including with respect to net interest income, noninterest income, earnings per share, noninterest expenses (including professional services, compliance, compensation and other costs), cash flows, balance sheet positions, capital expenditures, deposit growth and mix, liquidity and capitalization or other financial items;

•	failure to meet analysts’ revenue or earnings estimates;

•	changes in credit ratings assigned to us or our subsidiaries;

•	descriptions of our strategic initiatives, plans or objectives for future operations, including pending sales or acquisitions;

•	forecasts of private equity and venture capital funding and investment levels;

•	forecasts of future interest rates, economic performance, and income from investments;

•	forecasts of expected levels of provisions for loan losses, loan growth, loan mix, loan yields and client funds;

•	the outlook for Q1 2023 and fiscal year 2023 set forth in “Summary––Recent Developments”;

•	the outlook on our clients’ performance; and

•	descriptions of assumptions underlying or relating to any of the foregoing.

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” and the negative of such words, or comparable terminology. Forward-looking statements are neither historical facts nor assurances of future performance. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

•	market and economic conditions (including elevated inflation levels, sustained interest rate increases, the general condition of the capital and equity markets, private equity

S-iv

and venture capital investment, initial public offering, secondary offering, special purpose acquisition company fundraising, M&A and other financing activity levels) and the associated impact on us (including effects on total client funds and client demand for our commercial and investment banking and other financial services and levels of related deposits and withdrawals, as well as the valuations of our investments);

•	disruptions to the financial markets as a result of the current or anticipated impact of military conflict, including any ongoing military conflict, terrorism and other geopolitical events;

•

the COVID-19 pandemic and its effects on the economic and business environments in which we operate, and its effects on our operations, including, as a result of, prolonged work-from-home arrangements;

•

the impact of changes from presidential administrations and the U.S. Congress on the economic environment, capital markets and regulatory landscape, including monetary, tax and other trade policies, as well as regulatory changes from bank regulatory agencies;

•	changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;

•	the impact of changes in interest rates or market levels or factors affecting or affected by them, including on our loan and investment portfolios and deposit costs ;

•	the adequacy of our allowance for credit losses and the need to make provisions for credit losses for any period;

•	the sufficiency of our capital and liquidity positions, and our ability to generate capital or raise capital on favorable terms ;

•	changes in the levels of our loans, deposits and client investment fund balances;

•	changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;

•	variations from our expectations as to factors impacting our cost structure;

•

changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	variations from our expectations as to factors impacting the timing and level of employee share-based transactions;

•	the occurrence of fraudulent activity, including breaches of our information security or cyber security-related incidents;

•	business disruptions and interruptions due to natural disasters and other external events;

•	the impact on our reputation and business from our interactions with business partners, counterparties, service providers and other third parties;

S-v

•	the expansion of our business internationally, and the impact of international market and economic events on us;

•	the size and completion of the Concurrent Depositary Shares Offering;

•	the effectiveness of our risk management framework and quantitative models;

•	the use of the net proceeds from this offering and the Concurrent Depositary Shares Offering and the impact thereof on our financial condition and results of operations;

•

the impact of governmental policy, legal requirements and regulations, including among other regulatory requirements, regulations promulgated by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), including enhanced prudential standards for bank holding companies with between $100 billion and $250 billion in average total consolidated assets (“Category IV firms”), which currently apply to SVB Financial, and further enhanced prudential standards for bank holding companies that (i) exceed $250 billion in average total consolidated assets or (ii) exceed $100 billion in average total consolidated assets and exceed $75 billion in one of three risk-based indicators (“Category III firms”), which could apply to SVB Financial if it crosses those thresholds;

•

our ability to maintain or increase our market share, including through successfully implementing our business strategy, undertaking new business initiatives and realizing the anticipated benefits of such strategies and initiatives, including the continuing integration of Boston Private, expansion of SVB Private and growth and expansion of SVB Securities LLC (“SVB Securities”);

•	unfavorable resolution of legal proceedings or claims, as well as legal or regulatory proceedings or governmental actions;

•	variations from our expectations as to factors impacting our estimate of our full-year effective tax rate;

•	changes in applicable accounting standards and tax laws;

•	regulatory or legal changes (including changes to the laws and regulations that apply to us as a result of the growth or expansion of our business), and their impact on us; and

•	other factors as discussed in “Risk Factors” under Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2022.

Accordingly, you are cautioned not to place undue reliance on forward-looking statements. We urge investors to consider all of these factors, among others, carefully in evaluating the forward-looking statements contained in this prospectus supplement, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this prospectus supplement or the documents incorporated by reference are made only as of their respective dates. We assume no obligation and do not intend to revise or update any forward-looking statements contained or incorporated by reference in this prospectus supplement, except as required by law.

S-vi

SUMMARY

The following information should be read together with the information contained in or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein and therein, before making a decision to invest in the shares. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information. If any statement in this prospectus supplement conflicts with any statement in a document which we have incorporated by reference, then you should consider the statement in the more recent document to the extent of such conflict. You should pay special attention to the “Risk Factors” section of this prospectus supplement and of our Annual Report on Form 10-K for the year ended December 31, 2022 to determine whether an investment in the shares is appropriate for you.

SVB Financial Group

SVB Financial Group (“SVB Financial”) is a diversified financial services company, as well as a bank holding company and a financial holding company. SVB Financial was incorporated in the state of Delaware in March 1999. Through our various subsidiaries and divisions, we offer a diverse set of banking and financial products and services to clients across the United States, as well as in key international innovation markets. For 40 years, we have been dedicated to helping support entrepreneurs and clients of all sizes and stages throughout their life cycles, primarily in the technology, life science/healthcare, private equity/venture capital and premium wine industries.

We offer commercial and private banking products and services through our principal subsidiary, Silicon Valley Bank (the “Bank”), which is a California state-chartered bank founded in 1983 and a member of the Federal Reserve System. The Bank and its subsidiaries also offer asset management, private wealth management and other investment services. In addition, through SVB Financial’s other subsidiaries and divisions, we offer investment banking services and non-banking products and services, such as funds management and M&A advisory services. We focus on cultivating strong relationships with firms within the private equity and venture capital community worldwide, many of which are also our clients and may invest in our corporate clients.

As of December 31, 2022, on a consolidated basis, we had total assets of $211.8 billion, total investment securities of $120.1 billion, total loans, amortized cost, of $74.3 billion, total deposits of $173.1 billion and total SVB Financial stockholders’ equity of $16.0 billion.

Headquartered in Santa Clara, CA, we operate in key innovation markets in the United States and around the world. Our corporate office is located at 3003 Tasman Drive, Santa Clara, California 95054, and our telephone number is (408) 654-7400.

Recent Developments

Strategic Actions

On March 8, 2023, SVB Financial announced a series of strategic actions, including the sale of substantially all of SVB Financial’s available for sale (“AFS”) securities portfolio, designed to reposition SVB Financial’s balance sheet to increase asset sensitivity, partially lock in funding costs, better protect net interest income (“NII”) and net interest margin (“NIM”), and enhance future profitability. SVB

Financial took these actions because of expectations of continued higher interest rates, pressured public and private markets, and elevated cash burn levels from SVB Financial’s clients as they invest in continuing to build their businesses.

The same day SVB Financial completed the sale of $21 billion of AFS securities, consisting of U.S. treasuries and agencies. The securities sold had an average yield of 1.79% and a duration of between three and six years. The sale resulted in an after-tax loss of approximately $1.8 billion in the first quarter of 2023. The estimated impact of the AFS sale and the reinvestment of the proceeds is expected to result in an approximate $450 million annual increase in NII (post-tax). The AFS sale and related reinvestment, excluding the realized loss, is expected to be immediately accretive to earnings per share and has an expected net payback period of approximately three years.

In addition to the AFS sale, SVB Financial announced other actions designed to increase asset sensitivity in order to better position SVB Financial for higher interest rates and better protect against market uncertainty. These actions include:

•	Increasing SVB Financial’s Fed cash target from 4-6% to 4-8% of total deposits;

•	Reconstructing the AFS portfolio with short term, fixed rate treasury securities;

•	Hedging the reconstructed AFS portfolio with receive-floating swaps;

•	Increasing term borrowings from $15 billion at December 31, 2022 to $30 billion; and

•	Hedging term borrowings to lock in borrowing costs.

These actions seek to partially lock in funding costs to protect NII against rising rates and risk of additional NIB declines if the slow fundraising environment and elevated cash burn trends persist.

Through these actions, SVB Financial is targeting to have approximately $180 billion of available liquidity (based on February 28, 2023 balances and reflecting the AFS sale), which would include:

•	Fed cash of $15 billion, which is the upper bound of the targeted range (actual cash balances will depend on the timing of fund flows);

•	Securities cash flows of approximately $1.5 - $2.5 billion based on estimated HTM securities paydowns per quarter;

•	$73 billion of off-balance sheet sweep and repurchase agreement funds (that can potentially be shifted on balance sheet to support deposits);

•	$25 billion of short term fixed rated treasuries in our reconstructed AFS portfolio; and

•

$65 billion of available borrowing capacity, which assumes $30 billion of existing term borrowings that are hedged with forward starting swaps. Our borrowing capacity is primarily based on FHLB facilities and repurchase agreements.

Mid-Quarter Update

The following reflects preliminary results as of February 28, 2023 and for the period from January 1, 2023 through February 28, 2023 and does not reflect the impact of the sale of AFS portfolio securities except as noted. Our registered independent public accounting firm has not reviewed or performed any procedures, and cannot provide any assurance, with respect to these mid-quarter results. Mid-quarter results are not necessarily indicative of future results as of and for the quarter ending March 31, 2023 or for any future period. Actual results will depend on completion of the quarter and finalizing of financial data. Actual quarterly results may differ materially. We are also providing an updated outlook for the quarter ending March 31, 2023 and the full year ending December 31, 2023. The measures in our outlook are forward-looking; are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management; and are based upon assumptions with respect to future decisions, which are subject to change. Actual results may vary and those variations may be material.

In reporting fourth quarter earnings in January 2023, SVB Financial forecasted a continued challenging market and interest rate environment. This included continued slow public markets, further declines in venture capital deployment, and a modest decline in cash burn in the first and second quarters of this year. While venture capital deployment has tracked our expectations, client cash burn has remained elevated and increased further in February, resulting in lower deposits than forecasted. The related shift in our funding mix to higher-cost deposits and short-term borrowings, coupled with higher interest rates, continues to pressure NII and NIM.

SVB Financial expects that client cash burn will remain elevated for the first half of 2023 and that U.S. venture capital investment will be consistent with our prior expectation of approximately $120-$140 billion in 2023. These measures, in particular, client cash burn, depend on numerous macroeconomic and similar factors beyond our control and are inherently difficult to forecast. Actual client behavior and venture capital investment may differ materially from our expectations.

Over the first two months of 2023, we’ve also seen strong core fee income,* consistent with our expectations, as the higher rate environment continues to support client investment fee margins. Credit remains within our guidance with NCO outlook unchanged. We continue to see healthy technology and life science borrowing as clients opt for debt over equity, but loan balances overall remain pressured by Global Fund Banking paydowns due to slower venture capital and private equity investment.

Financial highlights as of February 28, 2023 and for the first two months of 2023 include:

•	$334 billion of average client funds, with $169 billion on balance sheet and $165 billion off balance sheet;

•	$326 billion of client funds as of February 28, 2023, with $165 billion on balance sheet and $161 billion off balance sheet;

•	$74 billion of average loans and $74 billion of loans as of February 28, 2023;

•	$627 million of NII on a fully taxable equivalent basis;

•	1.89% NIM;

•	$224 million of core fee income; and*

•	$74 million of SVB Securities revenue, representing investment banking revenue and commissions.*

* Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” and our non-GAAP reconciliations below

Updated Outlook

Credit Ratings

We have been in dialogue with Moody’s, who we believe is in the process of considering potential ratings actions with respect to SVB, which could include a negative outlook, a downgrade of one or potentially two notches and/or placing our ratings on review for downgrade. In addition, it is possible that S&P also takes action, which could include a downgrade. Although this offering, the Concurrent Depositary Shares Offering, the Concurrent Private Placement and the AFS portfolio actions, if successful, should improve our profile under rating agency criteria, an adverse ratings action remains likely and could occur at any time, including prior to closing of this offering. See “Risk Factors—A downgrade of our credit ratings, which are determined outside of our control by independent third parties, could impact our liquidity and our cost and access to capital, and reduce the price of our common stock”.

Use of Non-GAAP Financial Measures

To supplement our financial disclosures that are presented in accordance with GAAP, we use certain non-GAAP measures of financial performance (including, but not limited to, non-GAAP core fee income and non-GAAP SVB Securities revenue) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP and may not be calculated in a manner comparable to similarly titled measures used by other companies. Below we have provided reconciliations of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures or a reconciliation of the non-GAAP calculation of the financial measure.

Concurrent Depositary Shares Offering

Concurrently with this offering, we are also making a public offering of 10,000,000 Depositary Shares, each of which represents a 1/20th interest in a share of our Mandatory Convertible Preferred Stock. The Concurrent Depositary Shares Offering is being made pursuant to a separate prospectus supplement, and nothing contained herein shall constitute an offer to sell or a solicitation of an offer to buy Depositary Shares. In the Concurrent Depositary Shares Offering, we have granted the underwriters of the Concurrent Depositary Shares Offering an option to purchase up to an additional 1,500,000 Depositary Shares, solely to cover over-allotments. The closing of this offering of common stock is not conditioned upon the closing of the Concurrent Depositary Shares Offering, and the closing of the Concurrent Depositary Shares Offering is not conditioned upon the closing of this offering of common stock. See “Concurrent Depositary Shares Offering.”

Summary of the Offering

The following summary contains basic information about the shares and the offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of these securities, you should read the sections of this prospectus supplement entitled Description of Our Common Stock”.

Issuer:	SVB Financial Group

Aggregate Offering Size:

Common stock having an aggregate gross offering price of $1,250,000,000 (or an aggregate gross offering price of $1,437,500,000 if the underwriters exercise in full their option to purchase additional shares).

Concurrent Private Placement of
Common Stock:

Prior to commencing this offering, SVB Financial entered into a subscription agreement with General Atlantic, a leading global growth equity investor, to purchase $500 million of our common stock at the public offering price in the offering of common stock in a separate private transaction. The subscription agreement with General Atlantic is contingent on the closing of this offering and is expected to close shortly thereafter.

Shares of Common Stock
Outstanding after this Offering:

65,745,671 shares of common stock (or 66,446,893 shares of common stock if the underwriters exercise in full their option to purchase additional shares) at an assumed public offering price of $267.39 per share based on the last reported sale price of our common stock on the Nasdaq Global Select Market on March 7, 2023 and, in each case, assuming the completion of the Concurrent Private Placement at such price per share.

Option to Purchase Additional
Shares:	We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to $187,500,000 in additional shares of our common stock from us.

Dividends:

Holders of shares of our common stock are only entitled to receive such dividends if, as and when our Board of Directors may declare out of funds legally available for such payments. We do not currently pay dividends on our common stock and have no current plans to do so. See “Description of Our Common Stock — Dividends.”

The number of shares of common stock outstanding after the offering assumes that the underwriters do not exercise their option to purchase additional shares.

The number of shares of common stock that will be outstanding after this offering is based on 59,200,925 shares outstanding as of January 31, 2023, and excludes:

•

475,352 shares of common stock issuable upon the exercise of options with a weighted average exercise price of $295.63 per share, and 964,683 shares of common stock issuable upon the vesting of restricted stock units, outstanding as of January 31, 2023;

•	1,795,804 shares of common stock available for future issuance under our 2006 Equity Incentive Plan, as of January 31, 2023;

•	907,303 additional shares of common stock available for future issuance under our 1999 Employee Stock Purchase Plan, as of January 31, 2023; and

•

                 shares of our common stock (and up to an additional                 shares of our common stock upon the exercise of the over-allotment option of the underwriters of the Concurrent Depositary Shares Offering) issuable upon conversion of the Mandatory Convertible Preferred Stock (if issued in the Concurrent Depositary Shares Offering), in each case, assuming mandatory conversion based on an “Applicable Market Value” (as defined in the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock) of our common stock equal to $                per share and subject to anti-dilution, make-whole and other adjustments, or any shares of our common stock that may be issued in respect of dividends payable on the Mandatory Convertible Preferred Stock.

Use of Proceeds:

We intend to use the net proceeds from this offering of approximately $            (or     approximately $            if the underwriters exercise in full their option to purchase additional shares from us), after underwriting discounts and estimated offering expenses payable by us, together with the proceeds from the Concurrent Private Placement, for general corporate purposes.

Concurrent Depositary Shares
Offering:

Concurrently with this offering, we are also making a public offering of 10,000,000 Depositary Shares, each of which represents a 1/20th interest in a share of our Mandatory Convertible Preferred Stock, pursuant to a separate prospectus supplement. In the Concurrent Depositary Shares Offering, we have granted the underwriters of the Concurrent Depositary Shares Offering an option to purchase up to an additional 1,500,000 Depositary Shares, solely to cover over-allotments. There can be no assurance that the Concurrent Depositary Shares Offering will be completed. The closing of this offering of common stock is not conditioned upon the closing of the Concurrent Depositary Shares Offering, and the closing of the Concurrent Depositary Shares Offering is not conditioned upon the closing of this offering of common stock. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Depositary Shares Offering. See “Concurrent Depositary Shares Offering.

Nasdaq Global Select Market
Symbol:	“SIVB”

Transfer Agent:	American Stock Transfer & Trust Company, LLC.

Conflicts of Interest:

SVB Securities, our indirect, wholly owned subsidiary, is participating in this offering of common stock as an underwriter. Accordingly, this offering is being conducted in compliance with the provisions of FINRA Rule 5121. SVB

Securities is not permitted to sell the common stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the customer to which the account relates. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Risk Factors:

An investment in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page S-9 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference into this prospectus supplement.

RISK FACTORS

An investment in the shares of our common stock involves certain risks. You should carefully consider (i) the risks related to the shares of our common stock described below, (ii) the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2022 and (iii) the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in any forward-looking statements as a result of certain factors, including the risks related to our common stock and faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

Risks Related to This Offering

Shares of our common stock are not insured deposits.

Shares of our common stock are not bank deposits and are not insured or guaranteed by the FDIC or any other governmental agency. An investment in our common stock has risks, and you may lose your entire investment.

The price of our common stock may be volatile or may decline.

The trading price of our common stock may fluctuate or be adversely affected as a result of a number of factors, many of which are outside our control, including trading volumes that affect the market prices of the shares of many companies. Factors that could affect the trading price of our common stock include:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts;

•	failure to meet analysts’ revenue or earnings estimates;

•	changes in credit ratings assigned to us or our subsidiaries;

•	variations in our quarterly operating results or failure to meet the market’s earnings expectations;

•	publication of news and research reports about us or the financial services industry in general;

•	developments related to the COVID-19 pandemic and its potential impact on us, our customers and the economy;

•	departures of or additions to our key personnel;

•	adverse market reactions to any indebtedness we may incur or securities we may issue in the future;

•	actions by our stockholders;

•	the operating and securities price performance of companies that investors consider to be comparable to us;

•	changes or proposed changes in laws or regulations affecting our business;

•	actual or potential litigation and governmental investigations.

•	speculation in the press or investment community;

•	strategic actions by us or our competitors;

•	actions by institutional stockholders;

•	fluctuations in the stock price and operating results of our competitors;

•	general market conditions and, in particular, developments related to market conditions for the financial services industry;

•	actual or anticipated changes in interest rates;

•	market perceptions about the innovation economy, including levels of funding or “exit” activities of companies in the industries we serve;

•	proposed or adopted regulatory changes or developments;

•	anticipated or pending investigations, proceedings or litigation that involve or affect us; and

•	domestic and international economic factors unrelated to our performance.

The trading price of the shares of our common stock will further depend on many factors, which may change from time to time, including, without limitation, our financial condition, performance, creditworthiness and prospects, and future sales of our equity or equity-related securities. In some cases, the markets have produced downward pressure on trading prices of common stock and credit availability for certain issuers without regard to those issuers’ underlying financial strength. Furthermore, the trading price of our common stock may be adversely affected by third-parties trying to drive down the trading price of our common stock. Short sellers and others, some of whom post anonymously on social media, may be positioned to profit if our stock declines and their activities can negatively affect our stock price. A significant decline in the trading price of our common stock could result in substantial losses for individual stockholders and could lead to costly and disruptive securities litigation, as well as the loss of key employees.

Our common stock is subordinate to our existing and future indebtedness and preferred stock.

Our common stock ranks junior to all of our existing and future indebtedness and other non-equity claims with respect to assets available to satisfy claims against us, including claims in the event of our liquidation. We may incur additional indebtedness in the future to increase our capital resources or if our total capital ratio or the total capital ratio of the Bank falls below the required minimums. Furthermore, our common stock is subordinate to our outstanding preferred stock as described under “Description of Capital Stock—Preferred Stock,” the Mandatory Convertible Preferred Stock we are issuing concurrently with this offering pursuant to a separate prospectus supplement, and any other series of preferred stock we may issue in the future.

We do not currently pay dividends on shares of our common stock and may not do so in the future.

Holders of shares of our capital stock are only entitled to receive such dividends as our Board of Directors may declare out of funds legally available for such payments. We do not currently pay dividends on our common stock and have no current plans to do so. Furthermore, the terms of our outstanding preferred stock prohibit us from declaring or paying any dividends on any junior series of our capital stock, including our common stock, or from repurchasing, redeeming or acquiring such junior stock, unless we have declared and paid full dividends on our outstanding preferred stock for the most recently completed dividend period. We are also subject to statutory and regulatory limitations on our ability to pay dividends on our capital stock. If we are unable to satisfy the capital requirements applicable to us for any reason, we may be limited in our ability to declare and pay dividends on our capital stock.

Future sales of our common stock may adversely affect our common stock price.

The market price of our common stock may be adversely affected by the sale of a significant quantity of our outstanding common stock (including any securities convertible into or exercisable or exchangeable for our common stock), or the perception that such a sale could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to raise additional capital by selling equity securities in the future at a time and price that we deem appropriate. Further sales of our common stock may be prompted by a variety of factors. For example, the primary liquidity resources for SVB Financial include: (i) dividends from the Bank, to the extent declared (ii) periodic capital markets transactions offering debt and equity instruments in the public and private markets and (iii) the Company’s portfolio of investment securities and other liquid assets. To the extent there is a decrease in the value of our investment securities (as has occurred in recent periods principally as a result of the rising interest rate environment), that may increase pressure to raise additional capital, including through future sales of common stock or convertible securities, such as the Mandatory Convertible Preferred Stock we are offering concurrently herewith and the Concurrent Private Placement.

Shares eligible for future sale may adversely affect our common stock price.

Similar to the above risk factor, sales or issuances of securities beyond our common stock (including our Depositary Shares) in the public or private market, or the perception that these sales or issuances may occur, or the conversion of our Mandatory Convertible Preferred Stock, if issued, or the payment of dividends on our Mandatory Convertible Preferred Stock in the form of our common stock, or the perception that such conversions or dividends could occur, could cause the market price of our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Declines in the market price of our common stock may also materially and adversely affect the market price of our Mandatory Convertible Preferred Stock, if issued. Future sales or issuances of our common stock or other equity-related securities could be dilutive to holders of our common stock, including purchasers of our common stock in this offering and holders of any shares of our common stock issued on conversion of, or as payment of dividends on, our Mandatory Convertible Preferred Stock, and could adversely affect their voting and other rights and economic interests, and could have a similar impact with respect to our Mandatory Convertible Preferred Stock. We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that the Concurrent Depositary Shares Offering, the Concurrent Private Placement and future sales and issuances of our common stock and other securities would have on the market price of our common stock.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We expect to receive net proceeds of $                 from this offering and the Concurrent Private Placement, and net proceeds of $                 from the Concurrent Depositary Shares Offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no exercise by the underwriters of their option to purchase additional shares. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock — see “Use of Proceeds”. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

Various factors could make a takeover attempt of us more difficult to achieve.

Certain provisions of our organizational documents, in addition to certain federal and state banking laws and regulations, could make it more difficult for a third-party to acquire us without the consent of our Board, even if doing so were perceived to be beneficial to our shareholders. These provisions also make it more difficult to remove our current Board of Directors or management or to appoint new directors, and also regulate the timing and content of shareholder proposals and nominations, and qualification for service on our Board of Directors. These provisions could effectively inhibit a non-negotiated merger or other business combination, which could adversely impact the value of our common stock.

A downgrade of our credit ratings, which are determined outside of our control by independent third parties, could impact our liquidity and our cost and access to capital, and reduce the price of our common stock.

We have been in dialogue with Moody’s, who we believe is in the process of considering potential ratings actions with respect to SVB, which could include a negative outlook, a downgrade of one or potentially two notches and/or placing our ratings on review for downgrade. In addition, it is possible that S&P also takes action, which could include a downgrade. An adverse ratings action is likely and could occur in the near term, including prior to closing of this offering.

Our ability to access capital markets could be limited by, and the cost of our accessing the capital markets would likely increase as a result of, any downgrading of our credit ratings. Any rating assigned to SVB Financial may be withdrawn entirely by a credit rating agency, may be suspended or may be lowered, if, in that credit rating agency’s judgment, circumstances relating to the basis of the rating so warrant. Ratings may be impacted by a number of factors which can change over time, including the credit rating agency’s assessment of our strategy and management’s capability; and our financial condition including in respect of capital, funding and liquidity. The credit rating agencies may also revise the ratings methodologies applicable to issuers within a particular industry. Any downgrades may result in a loss of our investment grade credit rating.

Any downgrade of our credit rating could result in the Bank’s rating to be lower than many of the banks it competes with, which could affect our competitive position, including by making our deposit products less attractive, which may affect our liquidity and may place more pressure on finding supplemental sources of liquidity, including by undertaking future offerings of common stock.

Our common stock is not insured or guaranteed by the FDIC.

Our common stock is not a savings account, does not constitute deposits or other obligations of any of our bank or non-bank subsidiaries, and it is not insured by the FDIC or any other governmental agency or instrumentality.

This offering is not contingent on the consummation of the Concurrent Depositary Shares Offering.

The consummation of this offering and the consummation of the Concurrent Depositary Shares Offering are not contingent upon one another. Accordingly, if you decide to purchase the common stock in this offering, you should be willing to do so whether or not we complete the Concurrent Depositary Shares Offering.

The Mandatory Convertible Preferred Stock and the Depositary Shares may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the Mandatory Convertible Preferred Stock and the Depositary Shares, if and when issued. For example, the market price of our common stock could become more volatile and could be depressed by: (i) investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the Mandatory Convertible Preferred Stock (and, correspondingly, the Depositary Shares); (ii) possible sales of our common stock by investors who view the Depositary Shares as a more attractive means of equity participation in us than owning shares of our common stock; and (iii) hedging or arbitrage trading activity that may develop involving the Depositary Shares and our common stock.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $                    (or approximately $                if the underwriters exercise in full their option to purchase additional shares from us) after expenses and the underwriting discount, and including the net proceeds from the Concurrent Private Placement. We intend to use the net proceeds for general corporate purposes. We will retain broad discretion over the use of the net proceeds.

In addition, concurrently with this offering, we are offering up to                Depositary Shares. We estimate that the net proceeds from the sale of the Depositary Shares, after deduction of underwriting discounts and commissions and estimated expenses payable by us, will be approximately $                million. We intend to use the net proceeds from the Depositary Shares for general corporate purposes. The Concurrent Depositary Shares Offering is being made pursuant to a separate prospectus supplement, and this offering is not conditioned on the offering of the Depositary Shares or vice versa. We cannot assure you that the Depositary Shares offering will occur on the anticipated terms, or at all. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Depositary Shares Offering. The underwriters in this offering are acting as underwriters in the Concurrent Depositary Shares Offering. The closing of this offering of common stock is not conditioned upon the closing of the Concurrent Depositary Shares Offering, and the closing of the Concurrent Depositary Shares Offering is not conditioned upon the closing of this offering of common stock.

COMMON STOCK DIVIDENDS

Holders of shares of our common stock are only entitled to receive such dividends as our Board of Directors may declare out of funds legally available for such payments. We do not currently pay dividends on our common stock and have no current plans to do so. Furthermore, the terms of our outstanding preferred stock prohibit us from declaring or paying any dividends on any junior series of our capital stock, including our common stock, or from repurchasing, redeeming or acquiring such junior stock, unless we have declared and paid full dividends on our outstanding preferred stock for the most recently completed dividend period. We are also subject to statutory and regulatory limitations on our ability to pay dividends on our capital stock. If we are unable to satisfy the capital requirements applicable to us for any reason, we may be limited in our ability to declare and pay dividends on our capital stock.

CAPITALIZATION

The following table sets forth our cash and due from banks, short-term borrowings, and capitalization as of December 31, 2022 (i) on an actual basis; (ii) on an as adjusted basis to give effect to the issuance of shares of our common stock in this offering and the Concurrent Private Placement; and (iii) as further adjusted to give effect to the concurrent offering of up to 10,000,000 shares of Mandatory Convertible Preferred Stock at $             per share less fees and expenses. You should read this table in conjunction with the information set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and our interim financial statements and related notes to such statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of December 31, 2022
	Actual	As Adjusted	As Further Adjusted(1)
	(dollars in millions, except for par value and share data)
Cash and due from banks	$13,803	$	$

Short-term borrowings	$13,565	$

Long-term debt:
3.50% Senior Notes due January 2025	$349	$

2.100$ Senior Notes due May 2028	497

3.125% Senior Notes due June 2030	496

1.800% Senior Notes due February 2031	495

1.800% Senior Notes due February October 2026	646

4.345% Senior Fixed Rate/Floating Rate Notes due April 2028	348

4.570% Senior Fixed Rate/Floating Rate Notes due April 2033	448

Trust Preferred Debt BPFH I & II, 2004 & 2005	91

FHLB Advances	2,000

Total long-term debt	$5,370	$

Stockholders’ equity:
5.250% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A, $0.001 par value, liquidation preference of $1,000 per share, 350,000 shares outstanding, actual and as adjusted	340
4.10% Non-Cumulative Perpetual Series B Non-Cumulative Perpetual Preferred Stock $0.001 par value, liquidation preference of $100,000 per share; no shares outstanding actual, 7,500 shares outstanding as adjusted	739
4.00% Non-Cumulative Perpetual Series C Preferred Stock $0.001 par value and liquidation preferences of $100,000 per share, or $1,000 per depositary share, 10,000 shares outstanding	985

	As of December 31, 2022
	Actual	As Adjusted	As Further Adjusted(1)
	(dollars in millions, except for par value and share data)
4.25% Fixed-Rate Non-Cumulative Series D Non-Cumulative Perpetual Preferred Stock, $0.001 par value, liquidation preference of $100,000 per share; 10,000 shares outstanding, actual and as adjusted	989
4.70% Fixed-Rate Non-Cumulative Series E Non-Cumulative Perpetual Preferred Stock, $0.001 par value, liquidation preference of $100,000 per share; 6,000 shares outstanding actual and as adjusted	593
% Series F Mandatory Convertible Preferred Stock, $0.001 par value, liquidation preference of $1,000 per share, no shares outstanding actual and shares outstanding as adjusted
Common Stock, $0.001 par value, 150,000,000 shares authorized; 59,171,883 and shares outstanding, actual and as adjusted for this offering, respectively(1)(2)	—
Additional paid-in capital	5,318
Retained earnings	8,951
Accumulated other comprehensive income	(1,911)

Total SVB Financial stockholders’ equity	$16,004	$
Noncontrolling interests	291
Total equity	$16,295	$

Total capitalization	$21,665	$

(1)

Assumes that the underwriters do not exercise their option to purchase up to                additional shares from us in this offering and the underwriters in the Concurrent Depositary Shares Offering do not exercise their option to purchase up to 1,500,000 additional Depositary Shares in the Concurrent Depositary Shares Offering.

(2)	The number of shares of common stock that will be outstanding after this offering is based on 59,200,925 shares outstanding as of January 31, 2023, and excludes:

•

475,352 shares of common stock issuable upon the exercise of options with a weighted average exercise price of $296.63 per share, and 964,683 shares of common stock issuable upon the vesting of restricted stock units, outstanding as of January 31. 2023;

•	1,795,804 shares of common stock available for future issuance under our 2006 Equity Incentive Plan, as of January 31, 2023;

•	907,303 additional shares of common stock available for future issuance under our 1999 Employee Stock Purchase Plan, as of January 31, 2023; and

•	to be reserved for the conversion of shares of the Mandatory Convertible Preferred Stock being offered in the Concurrent Depositary Shares Offering.

CAPITAL RATIOS

The following table sets forth our capital ratios as of December 31, 2022 (i) on an actual basis and (ii) on an as adjusted basis to give effect to the issuance of common stock in this offering in this offering and the Concurrent Private Placement.

	As of December 31, 2022 (1)
	Actual	As Adjusted(2)
Common equity tier 1 risk-based capital ratio	12.05%
Tier 1 risk-based capital ratio	15.40%
Total risk-based capital ratio	16.18%
Tier 1 leverage ratio	8.11%

(1)

Capital ratios include regulatory capital phase-in of the allowance for credit losses under the 2020 CECL Transition Rule. Capital ratios exclude components of accumulated other comprehensive income, as we have elected to opt out of the relevant requirement under the Basel III regulatory capital reforms.

(2)	Assumes that the underwriters do not exercise their option to purchase up to additional shares from us in this offering.

DESCRIPTION OF CAPITAL STOCK

The following description of the Company’s Series A Preferred Stock, par value $0.001 per share (“Series A Preferred Stock), Series B Preferred Stock par value $0.001 per share (“Series B Preferred Stock”), Series C Preferred Stock par value $0.001 per share (“Series C Preferred Stock”), Series D Preferred Stock par value $0.001 per share (“Series D Preferred Stock”), Series E Preferred Stock par value $0.001 per share (“Series E Preferred Stock”, and together with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the “Existing Preferred Stock”), related depositary shares and the relevant provisions of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”) are summaries and are qualified in their entirety by reference to (i) the Company’s Certificate of Incorporation, (ii) the Company’s Bylaws, (iii) the Deposit Agreement, dated as of December 9, 2019 (the “Series A Deposit Agreement”), among the Company, as issuer, American Stock Transfer & Trust Company, LLC, as depositary (the “Depositary”), and the holders from time to time of the depositary receipts described therein, (iv) the Deposit Agreement, dated as of February 2, 2021 (the “Series B Deposit Agreement”), among the Company, as issuer, the Depositary, and the holders from time to time of the depositary receipts described therein, (v) the Deposit Agreement, dated as of May 13, 2021 (the “Series C Deposit Agreement”), the (vi) the Deposit Agreement, dated as of October 28 2021 (the “Series D Deposit Agreement”) and (vii) the Deposit Agreement, dated as of October 28, 2021 (the “Series E Deposit Agreement”; and together with the Series A Deposit Agreement, the Series B Deposit Agreement, the Series C Deposit Agreement and the Series D Deposit Agreement, the “Deposit Agreements”), among the Company, as issuer, the Depositary, and the holders from time to time of the depositary receipts described therein, (viii) the Certificate of Designations of the Company with respect to the Series A Preferred Stock, dated December 6, 2019 (the “Series A Certificate of Designations”), (ix) the Certificate of Designations of the Company with respect to the Series B Preferred Stock, dated February 1, 2021 (the “Series B Certificate of Designations”), (x) the Certificate of Designations of the Company with respect to the Series C Preferred Stock, dated May 12, 2021 (the “Series C Certificate of Designations”), (xi) the Certificate of Designations of the Company with respect to the Series D Preferred Stock, dated October 27, 2021 (the “Series D Certificate of Designations”) and (xii) the Certificate of Designations of the Company with respect to the Series E Preferred Stock, dated October 27, 2021 (the “Series E Certificate of Designations”).

General

Under our Certificate of Incorporation, we are authorized to issue a total of 170,000,000 shares of capital stock consisting of 150,000,000 shares of common stock having a par value of $0.001 per share and 20,000,000 shares of preferred stock having a par value of $0.001 per share.

Common Stock

Dividends

Subject to the prior rights of holders of any other class or series of preferred stock outstanding having prior rights as to dividends, holders of our common stock are entitled to receive dividends if, as and when declared by our Board of Directors out of funds legally available for dividends.

Voting Rights

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our Board of Directors (or a committee thereof) has provided, or may provide in the future, with respect to any class or series of preferred stock that the

Board of Directors (or a committee thereof) may authorize, including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock. Holders of our common stock do not have the right to cumulate their voting power.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, holders of common stock have the right under Section 281 of the Delaware General Corporation Law to a ratable portion of assets remaining after satisfaction in full of the prior rights of our creditors, all liabilities and the total liquidation preferences of any outstanding shares of preferred stock.

Preferred Stock and Depositary Shares

Preferred Stock and Depositary Shares

We are authorized to issue 20,000,000 shares of preferred stock, $0.001 par value, in one or more series, with such designations and such relative voting rights, designations, powers, preferences and relative and other special rights as fixed by our board of directors (or a committee thereof). The authorized but unissued shares of preferred stock may be issued pursuant to resolution by our board of directors (or a committee thereof) without the vote of holders of our common stock or other outstanding capital stock, subject to certain limitations imposed by law or our Bylaws.

Any preferred stock may be issued under a certificate of designation relating to a series of preferred stock and is also subject to our Certificate of Incorporation.

The following is a brief description of the material terms of our Existing Preferred Stock, as well as the material terms of our corresponding Series A Depositary Shares, Series B Depositary Shares, Series C Depositary Shares, Series D Depositary Shares and Series E Depositary Shares (collectively, the “Existing Depositary Shares” and individually, an “Existing Depositary Share”).

None of our Existing Preferred Stock and Existing Depositary Shares have any preemptive rights or conversion rights.

The following table shows the number of authorized shares, stated amount per share and the fractional interest for the related Existing Depositary Share for each series of Existing Preferred Stock:

Series	Number of Authorized Shares	Stated Amount	Existing Depositary Share Fraction
Series A	350,000	$1,000	1/40
Series B	7,500	$100,000	1/100
Series C	10,000	$100,000	1/100
Series D	10,000	$100,000	1/100
Series E	6,000	$100,000	1/100

Subject to the terms of the applicable Deposit Agreement, each holder of an Existing Depositary Share is entitled to all the rights and preferences of the underlying Existing Preferred Stock in proportion to the applicable fraction of a share of Existing Preferred Stock represented by the corresponding Existing Depositary Share. These rights include dividend, voting, redemption and liquidation rights.

Ranking

With respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding-up of the Company, each Series of Existing Preferred Stock ranks:

•

senior to our common stock and any other class or series of our stock that ranks junior to the Existing Preferred Stock in the payment of dividends or in the distribution of assets upon the liquidation, dissolution or winding-up of the Company;

•

on a parity with our other series of Existing Preferred Stock and any other class or series of our preferred stock we may issue in concurrently or the future, the terms of which expressly provide that it will rank on a parity with such Existing Preferred Stock with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding-up of the Company;

•

junior to any class or series of our stock issued in the future that expressly provides that it will rank senior to the such Existing Preferred Stock (subject to any requisite consents prior to issuance) with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding up of the Company; and

•	with respect to distributions of assets upon any liquidation, dissolution or winding-up of the Company, junior to all existing and future indebtedness and other non-equity claims on us.

Dividends

Series A. Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), but only out of funds legally available therefor, non-cumulative cash dividends at an annual rate of 5.250% of the Stated Amount per share, payable quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2020. Subject to the terms of the Series A Deposit Agreement, the dividend payable on each Series A Depositary Share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of Series A Preferred Stock.

Series B. Holders of Series B Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), but only out of funds legally available therefor, non-cumulative cash dividends at a rate per annum equal to (i) 4.100% from February 2, 2021 to, but excluding, February 15, 2031 and (ii) from, and including, February 15, 2031, the ten-year treasury rate as of the most recent reset dividend determination date (calculated three business days prior to the beginning of each reset date, which occurs first on February 15, 2031 and then on the date falling on each tenth anniversary thereof) plus 3.064%, payable quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on March 15, 2021. Subject to the terms of the Series B Deposit Agreement, the dividend payable on each Series B Depositary Share will be in an amount equal to 1/100th of the dividend declared and payable on the related share of Series B Preferred Stock.

Series C. Holders of Series C Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), but only out of funds legally available therefor, non-cumulative cash dividends at a rate per annum equal to (i) 4.000% from May 13, 2021 to, but excluding, May 15, 2026 and (ii) from, and including, May 15, 2026, the five-year treasury rate as of the most recent reset dividend determination date (calculated three business days prior to the beginning of each reset date, which occurs first on May 15, 2026 and then on the date falling on each fifth anniversary thereof) plus 3.202%, payable quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2021. Subject to the terms of the Series C Deposit Agreement, the dividend payable on each Series C Depositary Share will be in an amount equal to 1/100th of the dividend declared and payable on the related share of Series C Preferred Stock.

Series D. Holders of Series D Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), but only out of funds legally available therefor, non-cumulative cash dividends at a rate per annum equal to (i) 4.250%

from the original issue date of the Series D Preferred Stock to, but excluding, November 15, 2026 and (ii) from, and including, November 15, 2026, the five-year treasury rate as of the most recent reset dividend determination date (calculated three business days prior to the beginning of each reset date, which occurs first on November 15, 2026 and then on the date falling on each fifth anniversary thereof) plus 3.074%, payable quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2022. Subject to the terms of the Series D Deposit Agreement, the dividend payable on each Series D Depositary Share will be in an amount equal to 1/100th of the dividend declared and payable on the related share of Series D Preferred Stock.

Series E. Holders of Series E Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), but only out of funds legally available therefor, non-cumulative cash dividends at a rate per annum equal to (i) 4.700% from October 28, 2021 to, but excluding, November 15, 2031 and (ii) from, and including, November 15, 2031, the ten-year treasury rate as of the most recent reset dividend determination date (calculated three business days prior to the beginning of each reset date, which occurs first on November 15, 2031 and then on the date falling on each tenth anniversary thereof) plus 3.064%, payable quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2022. Subject to the terms of the Series E Deposit Agreement, the dividend payable on each Series E Depositary Share will be in an amount equal to 1/100th of the dividend declared and payable on the related share of Series E Preferred Stock.

So long as any share of Existing Preferred Stock remains outstanding, unless dividends on all outstanding shares of such Existing Preferred Stock for the most recently completed dividend period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment, (i) no dividend may be declared or paid or set aside for payment, and no distribution may be made, on any junior stock, (ii) no monies may be paid or made available for a sinking fund for the redemption or retirement of junior stock, and (iii) no shares of junior stock shall be purchased, redeemed or otherwise acquired for consideration by the Company, subject to certain exceptions.

Company Redemption

The Company may, at its option, redeem the shares of Existing Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after (1) February 15, 2025, with respect to the Series A Preferred Stock, (2) February 15, 2031, with respect to the Series B Preferred Stock, (3) May 15, 2026, with respect to the Series C Preferred Stock, (4) November 15, 2026, with respect to the Series D Preferred Stock or (5) November 15, 2031, with respect to the Series E Preferred Stock, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Treatment Event (as defined in each applicable Certificate of Designations), in each case, at a cash redemption price equal to the applicable Stated Amount, together with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date.

If we redeem the Existing Preferred Stock, the applicable Existing Depositary Shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Existing Preferred Stock held by the depositary. The redemption price per Existing Depositary Share will be equal to applicable depository share fraction price of the redemption price per share payable with respect to the applicable Existing Preferred Stock, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, on the shares of applicable Existing Preferred Stock. Whenever we redeem shares of the Existing Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of the applicable Existing Depositary Shares representing shares of the Existing Preferred Stock so redeemed.

In case of any redemption of less than all of the outstanding Existing Depositary Shares, the Existing Depositary Shares to be redeemed will be selected either pro rata or by lot. In any case, the depositary will redeem the Series A Depositary Shares only in increments of 40 Series A Depositary Shares and any integral multiple thereof; for the other series of Existing Depositary Shares, the depositary will redeem the applicable Existing Depositary Shares only in increments of 100 applicable Existing Depositary Shares and any integral multiple thereof. The depositary will provide notice of redemption to record holders of the Existing Depositary Shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the applicable Existing Preferred Stock and the related Existing Depositary Shares.

Voting

The holders of our Existing Preferred Stock will have no voting rights except as set forth in the applicable Certificate of Designations or as otherwise from time to time required by law. If holders of our Existing Preferred Stock are entitled to vote on a particular matter, holdings of the corresponding Existing Depositary Shares will be entitled to the applicable fraction of a vote per depositary share they hold representing those shares of preferred stock.

To the extent possible, the depositary will vote the amount of the Existing Preferred Stock represented by the applicable Existing Depositary Shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Existing Depositary Shares, it will vote all Existing Depositary Shares held by it proportionately with instructions received.

If and when dividends on our Existing Preferred Stock have not been declared and paid in full for at least six quarterly dividend periods, the authorized number of directors then constituting our board of directors will automatically be increased by two. Holders of our Existing Preferred Stock (together with the holders of all other voting preferred stock then outstanding), voting as a single class, will be entitled to elect the two additional members of the board of directors. These voting rights will continue until dividends on the shares of the Existing Preferred Stock and any such other series of voting preferred stock for at least four consecutive quarterly dividend periods, or the equivalent thereof, as applicable, following the nonpayment shall have been fully paid. Then, the holders of the Existing Preferred Stock and all other holders of voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment), the term of office of each preferred stock director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two.

The affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of Existing Preferred Stock entitled to vote, voting separately as a single class with any other series of preferred stock entitled to vote thereon, is required to:

•

authorize or increase the authorized amount of, or issue shares of, any class or series of our capital stock ranking senior to the class of the applicable series of Existing Preferred Stock with respect to the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Company;

•

amend the provisions of our Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws or the applicable Certificate of Designations that would alter or change the voting powers, preferences or special rights of the Existing Preferred Stock so as to affect them adversely; or

•	consummate a binding share-exchange or reclassification involving the Existing Preferred Stock, or a merger or consolidation of us with or into another entity unless the shares of Existing Preferred Stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have terms that are not materially less favorable than the Existing Preferred Stock, taken as a whole.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, holders of our Existing Preferred Stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of our creditors, all liabilities and prior rights of holders of any securities ranking senior to our preferred stock. Holders of Existing Depositary Shares will generally receive distributions in proportion to the number of Existing Depositary Shares they hold.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary in connection with the initial deposit of the Existing Preferred Stock and any redemption of Existing Preferred Stock. Holders of Existing Depositary Shares will pay transfer, income and other taxes and governmental charges and such other charges as are expressly provided in the applicable Deposit Agreement. If these charges have not been paid by the holders of the Existing Depositary Shares, the Depositary may refuse to transfer Existing Depositary Shares, withhold dividends and distributions, and sell the Existing Depositary Shares.

CONCURRENT DEPOSITARY SHARES OFFERING

Concurrently with this offering, we are also making a public offering of 10,000,000 Depositary Shares, each of which represents a 1/20th interest in a share of our Mandatory Convertible Preferred Stock, pursuant to a separate prospectus supplement. In the Concurrent Depositary Shares Offering, we have granted the underwriters of the Concurrent Depositary Shares Offering an option to purchase up to an additional 1,500,000 Depositary Shares, solely to cover over-allotments. There can be no assurance that the Concurrent Depositary Shares Offering will be completed. The closing of this offering of common stock is not conditioned upon the closing of the Concurrent Depositary Shares Offering, and the closing of the Concurrent Depositary Shares Offering is not conditioned upon the closing of this offering of common stock. Certain of the underwriters in this offering are also underwriters in the Concurrent Depositary Shares Offering.

The shares of Mandatory Convertible Preferred Stock will initially be convertible into an aggregate of up to                shares of our common stock (or up to                shares of our common stock if the underwriters in the Concurrent Depositary Shares Offering exercise their over-allotment option in full), in each case, subject to antidilution, make-whole and other adjustments, as described in the prospectus supplement related to the Concurrent Depositary Shares Offering.

Unless converted earlier in accordance with the terms of the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock, each share of Mandatory Convertible Preferred Stock will convert automatically on the mandatory conversion date, which is expected to be February 17, 2026, into between                and                shares of our common stock, subject to certain anti-dilution and other adjustments. The number of shares of our common stock issuable upon conversion on the mandatory conversion date will be determined based on the average volume weighted average price per share of our common stock over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding February 15, 2026.

Dividends on the Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee thereof, at an annual rate of    % of the liquidation preference of $1,000 per share of Mandatory Convertible Preferred Stock, and may be paid in cash or, subject to certain limitations, in shares of our common stock, or in any combination of cash and shares of our common stock. If declared, dividends on the Mandatory Convertible Preferred Stock will be payable quarterly on February 15, May 15, August 15 and November 15 of each year, commencing on, and including, May 15, 2023 and ending on, and including, February 15, 2026.

We estimate that the net proceeds to us from the Concurrent Depositary Shares Offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $                million (or approximately $                million if the underwriters in the Concurrent Depositary Shares Offering exercise their over-allotment option in full).

Our common stock will rank junior to our Mandatory Convertible Preferred Stock, if issued, with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs. Subject to limited exceptions, so long as any share of Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on shares of our common stock or any other class or series of our capital stock ranking junior to the Mandatory Convertible Preferred Stock, and no common stock or any other class or series of our capital stock ranking junior to or on parity with the Mandatory Convertible Preferred Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of shares of our common stock has been set aside for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.

In addition, upon our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Mandatory Convertible Preferred Stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of Mandatory Convertible Preferred Stock, plus an amount equal to accumulated and unpaid dividends on such shares to, but excluding, the date fixed for liquidation, winding-up or dissolution, to be paid out of our assets available for distribution to our stockholders, after satisfaction of liabilities to our creditors and holders of any class or series of our capital stock ranking senior to the Mandatory Convertible Preferred Stock, and before any payment or distribution is made to holders of any class or series of our capital stock ranking junior to the Mandatory Convertible Preferred Stock, including, without limitation, our common stock. The holders of the Mandatory Convertible Preferred Stock do not have voting rights other than those described below, except as specifically required by Delaware law.

Whenever dividends on any shares of the Mandatory Convertible Preferred Stock, or any other voting preferred stock (as defined below), shall have not been declared and paid for six full quarterly dividend periods, in the case of the Mandatory Convertible Preferred Stock, or the equivalent thereof, in the case of any other series of voting preferred stock, as applicable, whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares, voting together as a class with holders of any and all other series of voting preferred stock then outstanding, will be entitled to vote for the election of a total of two additional members of our board of directors (the “preferred stock directors”); provided that the election of any such directors shall not cause us to violate the corporate governance requirement of The Nasdaq Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors; and provided further that our board of directors shall at no time include more than two preferred stock directors. In that event, the number of directors on our board of directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Mandatory Convertible Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the shares of the Mandatory Convertible Preferred Stock and any such other series of voting preferred stock for at least four consecutive quarterly dividend periods, in the case of the Mandatory Convertible Preferred Stock, or the equivalent thereof, in the case of any other series of voting preferred stock, as applicable, following the nonpayment shall have been fully paid. As used in this prospectus supplement, “voting preferred stock” means any other class or series of our preferred stock ranking equally with the Mandatory Convertible Preferred Stock as to dividends (whether cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Company and upon which like voting rights have been conferred and are exercisable. As of the date of this prospectus supplement, the voting preferred stock includes our Series A Preferred Stock, of which 350,000 shares are currently outstanding, our Series B Preferred Stock, of which 7,500 shares are currently outstanding, our Series C Preferred Stock, of which 10,000 shares are currently outstanding, our Series D Preferred Stock, of which 10,000 shares are currently outstanding and our Series E Preferred Stock, of which 6,000 shares are currently outstanding. Whether a plurality, majority or other portion of the shares of Mandatory Convertible Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the stated amounts of the shares voted (that is, the stated amount of any preference upon liquidation, dissolution or winding up, without regard to any unpaid dividends that may also be included in the liquidation preference with respect to such shares).

If and when dividends for at least two consecutive semi-annual or four consecutive quarterly dividend periods, as applicable, following a nonpayment have been paid in full on the Mandatory Convertible

Preferred Stock and any other class or series of voting preferred stock, the holders of the Mandatory Convertible Preferred Stock and all other holders of voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment), the term of office of each preferred stock director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. In determining whether dividends have been paid for at least two consecutive semi-annual or four consecutive quarterly dividend periods, as applicable, following a nonpayment, we may take account of any dividend we elect to pay for any dividend period after the regular dividend payment date for that period has passed. Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Mandatory Convertible Preferred Stock together with all series of voting preferred stock then outstanding (voting together as a single class) to the extent such holders have the voting rights described above. So long as a nonpayment shall continue, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Mandatory Convertible Preferred Stock and all voting preferred stock when they have the voting rights described above (voting together as a single class); provided that the filling of any such vacancy shall not cause us to violate the corporate governance requirement of The Nasdaq Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a preferred stock director may be taken only at a special meeting called at the request of the holders of record of at least 20% of the Mandatory Convertible Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The preferred stock directors shall each be entitled to one vote per director on any matter.

The Mandatory Convertible Preferred Stock will have certain other voting rights with respect to certain amendments to our certificate of incorporation or the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock or certain other transactions as described in such certificate of designations. The foregoing information concerning the Mandatory Convertible Preferred Stock is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock, a copy of which has been or will be incorporated by reference as an exhibit into the registration statement of which this prospectus supplement and the accompanying prospectus form a part and which may be obtained as described under “Where You Can Find More Information.” In addition, a description of the proposed Mandatory Convertible Preferred Stock is set forth in the separate prospectus supplement related to the Concurrent Depositary Shares Offering. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy the Depositary Shares or the Mandatory Convertible Preferred Stock. Any such offering is only being made by the separate prospectus supplement related to the Concurrent Depositary Shares Offering.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

This section summarizes the material U.S. federal income and estate tax consequences of the ownership and disposition of shares of our common stock by a non-U.S. holder. You are a non-U.S. holder if you are, for U.S. federal income tax purposes:

•	A nonresident alien individual,

•	A foreign corporation, or

•	An estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from our common stock.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section also does not address the special tax rules applicable to particular non-U.S. holders, such as corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, brokers, dealers or certain electing traders in securities that mark their securities to market for tax purposes, tax-qualified retirement plans, persons who hold or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation, persons holding our common stock as part of a straddle or other risk reduction strategy, conversion transaction or other integrated investment, persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the “Code”), controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or long-term residents. This section is based on the tax laws of the United States, including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding shares of our common stock should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the common stock.

You should consult a tax advisor regarding the U.S. federal tax consequences of acquiring, holding and disposing of shares of our common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

If we make a distribution of cash or other property (other than certain distributions of shares of our stock) in respect of shares of our common stock, the distribution generally will be treated as a dividend to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits will generally be treated first as a tax-free return of capital, on a share-by-share basis, to the extent of your tax basis in our common stock (and will reduce your basis in such common stock), and, to the extent such portion exceeds your tax basis in shares of our common stock, the excess will be treated as gain from the taxable disposition of the shares of our common stock, the tax treatment of which is discussed below under “Gain on Disposition of Common Stock.”

Except as described below, if you are a non-U.S. holder of shares of our common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, withholding agents will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments made to you, unless you have furnished to the applicable withholding agent:

•

a valid U.S. Internal Revenue Service (“IRS”) Form W-8 or acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, withholding agents generally are not required to withhold tax from the dividends, provided that you have furnished to the withholding agent a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-U.S. person, and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens or domestic U.S. corporations, as applicable.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of shares of our common stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition to subjecting you to U.S. taxation on a net-income basis,

•

you are an individual, you hold shares of our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•	we are or have been a “U.S. real property holding corporation” (as described below), at any time within the five-year period preceding the disposition or your holding period,

whichever period is shorter, you are not eligible for a treaty exemption, and either (i) shares of our common stock are not regularly traded on an established securities market at any time during the calendar year in which the sale or disposition occurs or (ii) you owned or are deemed to have owned, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, more than 5% of shares of our common stock.

If the gain from the taxable disposition of shares of our common stock is effectively connected with your conduct of a trade or business in the United States (and, if required by a tax treaty, the gain is attributable to a permanent establishment that you maintain in the United States), you will be subject to tax on the net gain derived from the sale at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations. If you are a corporation, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual described in the second bullet point immediately above, you will be subject to a flat 30% tax, unless you are eligible for the benefits of an income tax treaty that modifies such taxation, on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the United States.

We will be a U.S. real property holding corporation at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for the U.S. federal income tax purposes). We believe that we are not, and do not anticipate becoming in the foreseeable future, a U.S. real property holding corporation.

Foreign Account Tax Compliance Act (“FATCA”) Withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as FATCA, a 30% withholding tax (“FATCA Withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Dividend payments you receive in respect of shares of our common stock could be subject to this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold shares of our common stock through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA Withholding). You should consult a tax advisor regarding the relevant U.S. law and other official guidance on FATCA Withholding.

Federal Estate Tax

Shares of our common stock held by an individual non-U.S. holder at the time of death will be included in the non-U.S. holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Payors are required to report to you payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of shares of our common stock effected at a U.S. office of a broker provided that either:

(i) you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person, or (ii) you otherwise establish an exemption.

Payment of the proceeds from the sale of shares of our common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of our common stock by (a) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) plans, individual retirement accounts, Keogh plans and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code and (c) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of the foregoing described in this paragraph, a “Plan”).

General fiduciary matters

A fiduciary of a Plan subject to Title I of ERISA (an “ERISA Plan”), should consider the fiduciary standards of Title I of ERISA in the context of the ERISA Plan’s particular circumstances before determining whether the ERISA Plan will purchase or hold our common stock. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of Title I of ERISA and would be consistent with the documents and instruments governing the Plan, including provisions for delegation of control over the ERISA Plan’s assets. For this purpose, a fiduciary includes any person who exercises discretionary authority or control over the administration of the ERISA Plan or the management or disposition of the assets of such ERISA Plan, or who renders investment advice to such ERISA Plan for a fee or other compensation.

Separately, a fiduciary of any ERISA Plan or a Plan subject to Section 4975 of the Code (each such Plan, a “Covered Plan”) should consider the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code bin the context of the Covered Plan’s particular circumstances before determining whether the Covered Plan will purchase or hold our common stock.

Further, while fiduciaries of employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) or non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) may not be subject to the requirements of Section 406 of ERISA or Section 4975 of the Code, they may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”) and should consider the impact of such Similar Laws before making such a determination.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code, as applicable, with respect to the Covered Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but are subject to similar provisions under applicable Similar Laws should consider any prohibited transaction rules imposed by those Similar Laws.

The acquisition of common stock by a Covered Plan (including any entity whose underlying assets include “plan assets” by reason of any Covered Plan’s investment in the entity (a “Covered Plan Asset Entity”)) with respect to which we, the underwriters or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under Section 406 of

ERISA or Section 4975 of the Code, unless the common stock is acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued several prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of common stock. These exemptions include PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding our common stock in reliance on any of these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Representation

Any purchaser of our common stock or any interest therein will be deemed to have represented, by its purchase of such common stock offered hereby, that it either (i) is not a Plan and is not purchasing the shares of common stock on behalf of or with the assets of any Plan or (ii) the purchase of the common stock will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation under any applicable Similar Laws. Neither this discussion nor anything in this offering circular is or is intended to be investment advice directed at any potential purchaser that is a Plan, or at such purchasers generally, and such purchasers should consult and rely on their counsel and advisors as to whether an investment in our common stock is suitable for the Plan and consistent with ERISA, the Code and any Similar Laws, as applicable.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing shares of our common stock on behalf of or with the assets of any Plan consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of our common stock have exclusive responsibility for ensuring that their purchase and holding of common stock do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws, as applicable. The sale of any shares of common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, generally or any particular Plan or that such investment is suitable, prudent or appropriate for such Plans generally or any particular Plan.

UNDERWRITING (CONFLICTS OF INTEREST)

Goldman Sachs & Co. LLC is acting as representative of the several underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares set forth opposite its name below.

Underwriter	Number of Shares of Common Stock
Goldman Sachs & Co. LLC
SVB Securities LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have an option to purchase up to an additional                shares from us. They may exercise that option for 30 days from the date of this prospectus supplement. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Underwriting Discounts

The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of $             per share. After the initial offering, the public offering price, the concession or any other term of the offering may be changed. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the per share and total underwriting discounts to be paid to the underwriters.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercised
Per share		$

Total		$

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $             million.

No Sales of Similar Securities

Subject to certain limited exceptions, we and each of our directors and executive officers have agreed not to sell, pledge, grant any option to purchase, lend, transfer or otherwise dispose of or hedge any shares of common stock or securities convertible into, exchangeable for or exercisable for shares of common stock, for a period of 60 days from the date of this prospectus supplement without first obtaining the written consent of the representatives.

With respect to us, the restrictions described above are subject to specified exceptions including the:

•	sale of shares of common stock to the underwriters in connection with this offering;

•	sale of the Depositary Shares offered in the Concurrent Depositary Shares Offering and the Mandatory Convertible Preferred Stock in respect thereof;

•	the issuance of any shares of common stock upon conversion of, or issued and paid as a dividend on, the Mandatory Convertible Preferred Stock;

•	sale of shares of common stock in the Concurrent Private Placement;

•

issuance of shares of common stock or securities convertible into or exercisable for shares of common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of restricted stock units (including net settlement), in each case outstanding on the date of this prospectus supplement;

•

grants of stock options, stock awards, restricted stock, restricted stock units, or other equity awards and the issuance of shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock (whether upon the exercise of stock options or otherwise), in ordinary course, to the Company’s employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering;

•

the issuance of up to 5% of the outstanding shares of common stock, or securities convertible into, exercisable for, or which are otherwise exchangeable for, common stock, immediately following the closing of this offering, in acquisitions or other similar strategic transactions, provided that such recipients enter into a lock-up agreement with the underwriters of this offering; and

•	the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of this prospectus supplement.

With respect to our executive officers and directors, the restrictions described above are subject to specified exceptions including:

•

transfers (i) on death by gift, will or intestate succession, (ii) during lifetime by gift, (iii) to immediate family or to a trust the beneficiaries of which are exclusively the party to the lock-up agreement and/or a member or members of his or her immediate family or (iv) to a corporation, partnership, limited liability company or other business entity that is a controlled or managed affiliate of the party to the lock-up agreement; in each case of (ii), (iii) and (iv) provided that the receiving party enters into a lock-up agreement with the Underwriters;

•

net exercises or cashless exercises of options outstanding on the date of this prospectus supplement to the extent that such shares of common stock are not subsequently sold by the Company on the open market during the restricted period, provided that no filing under the Exchange Act is required or voluntarily made except as required under Section 16 and any such required filing must specify the sale was made to pay the exercise price of options;

•

sales of shares of common stock to the Company to discharge income tax liabilities resulting from the vesting of restricted shares acquired through the Company’s shareholder approved equity compensation plans, provided that no filing under the Exchange Act is required or voluntarily made except as required under Section 16 and any such required filing must specify the sale was made to pay discharge income tax liabilities;

•

transfers under an existing trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided, however, that no modifications may be made to such plan during the restricted period and provided further that any required filing under Section 16 of the Exchange Act specifies that the sale or transfer was made pursuant to such plan; and

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock; provided that to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of such executive officer or director or us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no sale or other transfer of common stock may be made under such plan during the restricted period.

The representative in its sole discretion may release any of the securities subject to these lock-up agreements at any time.

Short Positions

In connection with the offering, the underwriters may purchase and sell the shares in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the shares or preventing or retarding a decline in the market price of the shares. As a result, the price of the shares may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, are providing and may in the future provide, a variety of these services to us and our affiliates and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Each of the underwriters , including SVB Securities, our indirect, wholly-owned subsidiary, is also acting as underwriter in the Concurrent Depositary Shares Offering, for which they will each receive compensation in the form of underwriting discounts and commissions.

Goldman Sachs & Co. LLC and SVB Securities are acting as financial advisors to the Company in connection with the Concurrent Private Placement for which each will receive a customary fee.

Conflicts of Interest

SVB Securities, our indirect, wholly owned subsidiary, is participating in this offering of common stock as an underwriter. Accordingly, this offering is being conducted in compliance with the provisions of FINRA Rule 5121. SVB Securities is not permitted to sell the common stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the customer to which the account relates.

In the future, SVB Securities or our other affiliates may repurchase and resell the common stock in market-making transactions, with resales being made at prices related to prevailing market prices at the time of the resale or at negotiated prices.

Concurrent Depositary Shares Offering

Concurrently with this offering, we are also making a public offering of 10,000,000 Depositary Shares, each of which represents a 1/20th interest in a share of our Mandatory Convertible Preferred Stock, pursuant to a separate prospectus supplement. In the Concurrent Depositary Shares Offering, we have granted the underwriters of the Concurrent Depositary Shares Offering an option to purchase up to an additional 1,500,000 Depositary Shares, solely to cover over-allotments. There can be no assurance that the Concurrent Depositary Shares Offering will be completed. The closing of this offering of common stock is not conditioned upon the closing of the Concurrent Depositary Shares Offering, and the closing of the Concurrent Depositary Shares Offering is not conditioned upon the closing of this offering of common stock.

Selling Restrictions

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (Ni” 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus

Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)        to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)        to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation) subject to obtaining the prior consent of the underwriters for any such offer; or

(c)        in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

We have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of us or the underwriters.

Notice to Prospective Investors in the United Kingdom

In relation to the United Kingdom, no shares of common stock have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that either (i) has been approved by the Financial Conduct Authority, or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;
•	to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation); or
•	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (“FSMA”),

provided that no such offer of shares shall require the Issuer or any representative to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in Article 2 of the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of shares in the United Kingdom within the meaning of the FSMA.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by, relevant persons.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

(a)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)	to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

VALIDITY OF SHARES

The validity of the shares of common stock offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York and for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California. Davis Polk & Wardwell LLP has from time to time acted as counsel for us and our subsidiaries and may do so in the future.

EXPERTS

The consolidated financial statements of SVB Financial Group as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

SVB FINANCIAL GROUP

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Units

Stock Purchase Contracts

The securities listed above (collectively, the “Securities”) may be offered and sold by us or may be offered and sold, from time to time, by one or more selling security holders to be identified in the future. We will provide the specific terms of these Securities and offerings in supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. You should read this prospectus and the applicable prospectus supplement and any related free writing prospectus, along with any documents incorporated by reference, carefully before you invest in the Securities described in the applicable prospectus supplement. Our common stock is listed on The Nasdaq Global Select Market and trades under the ticker symbol “SIVB”.

We may offer and sell these Securities to or through one or more underwriters, dealers and agents, directly to purchasers or through a combination of these methods, on a continuous or delayed basis from time to time.

This prospectus may not be used to sell Securities unless accompanied by the applicable prospectus supplement.

Unless the context requires otherwise, references to “we,” “us,” “our,” “SVB” or similar terms are to SVB Financial Group and its subsidiaries.

Investing in the Securities involves certain risks. See “Risk Factors” beginning on page 7 of this prospectus, our most recent annual report on Form 10-K and in any similar section contained in or incorporated herein by reference, as well as any risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any securities issued by us.

THE SECURITIES THAT MAY BE ISSUED AND SOLD PURSUANT TO THIS PROSPECTUS WILL BE EQUITY SECURITIES IN OR UNSECURED OBLIGATIONS OF THE COMPANY AND WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF THE COMPANY AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE DEPOSIT INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THE DEBT SECURITIES THAT MAY BE ISSUED UNDER THIS PROSPECTUS WILL NOT BE NOT BANK DEPOSITS AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated March 2, 2023

WE ARE RESPONSIBLE FOR THE INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, AND IN ANY FREE WRITING PROSPECTUS THAT WE PREPARE. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY OTHER INFORMATION, AND WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND ANY SUCH FREE WRITING PROSPECTUS MAY BE USED ONLY FOR THE PURPOSES FOR WHICH THEY HAVE BEEN PREPARED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS OR THE DATE OF THE RELEVANT INCORPORATED DOCUMENT, AS APPLICABLE. THE FINANCIAL CONDITION, RESULTS OF OPERATIONS OR BUSINESS PROSPECTS OF THE COMPANY MAY HAVE CHANGED SINCE THOSE DATES. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

1

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration statement, we may offer and sell from time to time any combination of the Securities described in this prospectus in one or more offerings. The debt securities, preferred stock, warrants, units, and stock purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities issued by us or debt or equity securities issued by one or more other entities. This prospectus provides you with a general description of the Securities we or any selling security holders to be named in a prospectus supplement may offer.

Each time we offer and sell Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the Securities being offered and sold. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” We may also prepare free writing prospectuses that describe particular Securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement and any related free writing prospectus, you should rely on the applicable prospectus supplement and any related free writing prospectus. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the Securities offered under this prospectus. The registration statement can be read at the SEC’s website mentioned under the heading “Where You Can Find More Information.”

The distribution of this prospectus and any applicable prospectus supplement and the offering of the Securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and any applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. Our website address is http://www.svb.com. The information on our website, or that can be accessed through our website, however, is not, and should not be deemed to be, a part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 relating to the Securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document for a more complete description of the relevant matters. You may review a copy of the registration statement through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until our offering is completed (other than information in such additional documents that are deemed, under the Exchange Act, in accordance with the Exchange Act and SEC rules, not to have been filed):

•	Annual Report on Form 10-K for the year ended December 31, 2022;

•	Current Report on Form 8-K filed on January 19, 2023;

•	Information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A filed March 4, 2022;

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the description of our common stock contained in our Registration Statement on Form 8-A filed on April 23, 1987 with the SEC, including any amendment or report filed for the purposes of updating such description; and

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the description of our Series A preferred stock contained in our Registration Statement on Form 8-A filed on December 6, 2019 with the SEC, including any amendment or report filed for purposes of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

SVB Financial Group

Investor Relations

3003 Tasman Drive

Santa Clara, California 95054

(408) 654-7400

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, any related free-writing prospectus and the documents incorporated by reference herein or therein contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts and represent only our beliefs regarding future events. Broadly speaking, forward-looking statements include, but are not limited to, the following:

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financial projections, including with respect to net interest income, noninterest income, earnings per share, noninterest expenses (including professional services, compliance, compensation and other costs), cash flows, balance sheet positions, capital expenditures, deposit growth and mix, liquidity and capitalization or other financial items;

•	descriptions of our strategic initiatives, plans or objectives for future operations, including pending sales or acquisitions;

•	forecasts of private equity and venture capital funding and investment levels;

•	forecasts of future interest rates, economic performance, and income from investments;

•	forecasts of expected levels of provisions for loan losses, loan growth, loan mix, loan yields and client funds;

•	the outlook on clients’ performance; and

•	descriptions of assumptions underlying or relating to any of the foregoing.

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words, or comparable terminology. Forward-looking statements are neither historical facts nor assurances of future performance. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

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market and economic conditions (including elevated inflation levels, sustained interest rate increases, the general condition of the capital and equity markets, private equity and venture capital investment, initial public offering, secondary offering, special purpose acquisition company fundraising, M&A and other financing activity levels) and the associated impact on us (including effects on total client funds and client demand for our commercial and investment banking and other financial services, as well as the valuations of our investments);

•	changes in credit ratings assigned to us or our subsidiaries;

•	disruptions to the financial markets as a result of the current or anticipated impact of military conflict, including any ongoing military conflict, terrorism and other geopolitical events;

•	the COVID-19 pandemic, including COVID-19 variants and their effects on the economic and business environments in which we operate, and its effects on our business and operations;

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the impact of changes from presidential administrations and the U.S. Congress on the economic environment, capital markets and regulatory landscape, including monetary, tax and other trade policies, as well as regulatory changes from bank regulatory agencies;

•	changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;

•	the impact of changes in interest rates or market levels or factors affecting or affected by them, including on our loan and investment portfolios and deposit costs;

•	the adequacy of our allowance for credit losses and the need to make provisions for credit losses for any period;

•	the sufficiency of our capital and liquidity positions, and our ability to generate capital or raise capital on favorable terms;

•	changes in the levels or composition of our loans, deposits and client fund balances;

•	changes in the performance or equity valuations of funds or companies in which we have invested or hold derivate instruments or equity warrant assets;

•	variations from our expectations as to factors impacting our cost structure;

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changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	variations from our expectations as to factors impacting the timing and level of employee share-based transactions;

•	the occurrence of fraudulent activity, including breaches of our information security or cyber-security related incidents;

•	business disruptions and interruptions due to natural disasters and other external events;

•	the impact on our reputation and business from our interactions with business partners, counterparties, services providers and other third parties;

•	the expansion of our business internationally, and the impact of geopolitical events and international market and economic events on us;

•	the effectiveness of our risk management framework and qualitative and quantitative models;

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our ability to maintain or increase our market share, including through successfully implementing our business strategy, undertaking new business initiatives and realizing the anticipated benefits of such strategies and initiatives, including the continuing integration of Boston Private, expansion of SVB Private and growth and expansion of SVB Securities;

•	unfavorable resolution of legal proceedings or claims, as well as legal or regulatory proceedings or governmental actions;

•	variations from our expectations as to factors impacting our estimate of our full-year effective tax rate;

•	changes in applicable accounting standards and tax laws;

•	regulatory or legal changes (including changes to the laws and regulations that apply to us as a result of the growth or expansion of our business), and their impact on us; and

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such other factors discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus and under similar headings in other documents that are incorporated by reference into this prospectus or the applicable prospectus supplement.

We urge investors to consider all of these factors, among others, carefully in evaluating the forward-looking statements contained in this prospectus, any prospectus supplement, any related free-writing prospectus and the documents incorporated by reference herein or therein. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this filing are made only as of the date of this filing. We assume no obligation and do not intend to revise or update any forward-looking statements contained in this prospectus, any prospectus supplement, any related free-writing prospectus and the documents incorporated by reference herein or therein, except as required by law.

THE COMPANY

SVB Financial Group (“SVB Financial”) is a diversified financial services company, as well as a bank holding company and a financial holding company. SVB Financial was incorporated in the state of Delaware in March 1999. Through our various subsidiaries and divisions, we offer a diverse set of banking and financial products and services to clients across the United States, as well as in key international innovation markets. For 40 years, we have been dedicated to helping support entrepreneurs and clients of all sizes and stages throughout their life cycles, primarily in the technology, life science/healthcare, private equity/venture capital and premium wine industries.

We offer commercial and private banking products and services through our principal subsidiary, Silicon Valley Bank (the “Bank”), which is a California state-chartered bank founded in 1983 and a member of the Federal Reserve System. The Bank and its subsidiaries also offer asset management, private wealth management and other investment services. In addition, through SVB Financial’s other subsidiaries and divisions, we offer investment banking services and non-banking products and services, such as funds management and M&A advisory services. We focus on cultivating strong relationships with firms within the private equity and venture capital community worldwide, many of which are also our clients and may invest in our corporate clients.

As of December 31, 2022, on a consolidated basis, we had total assets of $211.8 billion, total investment securities of $120.1 billion, total loans, amortized cost, of $74.3 billion, total deposits of $173.1 billion and total SVB Financial stockholders’ equity of $16.0 billion.

Headquartered in Santa Clara, CA, we operate in key innovation markets in the United States and around the world. Our principal executive office is located at 3003 Tasman Drive, Santa Clara, California 95054, and our telephone number is (408) 654-7400.

RISK FACTORS

Investing in Securities issued by us involves certain risks. Before you invest in any Securities issued by us, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in our most recent annual report on Form 10-K for the fiscal year ended December 31, 2022, which is incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of Securities. See “Cautionary Note on Forward-Looking Statements.”

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the Securities in the manner and for the purposes set forth in the applicable prospectus supplement, which may include general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

The debt securities will constitute either senior or subordinated debt of SVB Financial. The debt securities that are sold may be exchangeable for and/or convertible into common shares or any of the other securities that may be sold under this prospectus. The senior debt securities will be issued pursuant to a senior debt indenture, dated September 20, 2010, as amended by a first supplemental indenture, dated April 28, 2022 and as further amended by a second supplemental indenture, dated October 19, 2022 (as may be further amended or supplemented from time to time), between us and U.S. Bank National Association, as senior debt trustee, or pursuant to one or more separate senior indentures between us and a designated trustee. The subordinated debt securities will be issued pursuant to one or more separate subordinated indentures between us and a designated trustee. We will include in the prospectus supplement relating to any series of senior or subordinated debt securities being offered the specific terms of such series, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Common Stock

General

The following description of our capital stock is based upon our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and applicable provisions of law. We have summarized certain portions of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws below. The summary is not complete and is qualified by reference to the full text of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

We have 150,000,000 shares of authorized common stock, $0.001 par value per share, of which 59,171,883 shares were outstanding as of December 31, 2022.

Subject to the prior rights of holders of any other class or series of preferred stock outstanding having prior rights as to dividends, holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds or assets legally available for dividends. Holders of our common stock are also entitled, upon liquidation, and after claims of creditors, and any other class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets.

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors (or a committee thereof) has provided, or may provide in the future, with respect to any class or series of preferred stock that the board of directors (or a committee thereof) may hereafter authorize. Shares of our common stock are not redeemable or subject to sinking fund provisions, and have no subscription, conversion or preemptive rights. Our stockholders do not have cumulative voting rights in the election of directors. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we have designated and issued or that we may designate and issue in the future. See “—Preferred Stock.”

Our common stock is listed on The Nasdaq Global Select Market and trades under the ticker symbol “SIVB”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Before acquiring control of a California state-chartered bank or its parent company, a person or entity must obtain the prior approval of the California Department of Business Oversight under the California Banking Law. “Control” means the power to vote 25% or more of the outstanding voting securities or the power to direct the management and policies of a bank or parent company. In addition, direct or indirect ownership, control or power to vote 10% or more of the outstanding voting securities of the bank or parent company is presumed to constitute control of the bank or parent company unless the acquiring person provides the California Department of Business Oversight with sufficient information to rebut this presumption.

Preferred Stock

We are authorized to issue 20,000,000 shares of preferred stock, $0.001 par value, in one or more series, with such designations and such relative voting rights, designations, powers, preferences and relative and other special rights as fixed by our board of directors (or a committee thereof). The authorized but unissued shares of preferred stock may be issued pursuant to resolution by our board of directors (or a committee thereof) without the vote of holders of our common stock or other outstanding capital stock, subject to certain limitations imposed by law or our Amended and Restated Bylaws.

When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a prospectus supplement. Any preferred stock may be issued under a certificate of designation relating to a series of preferred stock and is also subject to our Amended and Restated Certificate of Incorporation.

The following is a brief description of the material terms of our existing Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (collectively, the “Existing Preferred Stock”), as well as the relevant and material terms of our corresponding Series A Depositary Shares, Series B Depositary Shares, Series C Depositary Shares, Series D Depositary Shares and Series E Depositary Shares (collectively, the “Depositary Shares” and individually, a “Depositary Share”). The following summary of the terms and provisions of our Existing Preferred Stock and Depositary Shares does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of our Amended and Restated Certificate of Incorporation, including each of the certificate of designations creating the Existing Preferred Stock, the applicable provisions of the Delaware General Corporation Law, and each Deposit Agreement.

All of our Existing Preferred Stock and Depositary Shares do not have any preemptive rights or conversion rights.

The following table shows the number of authorized shares, stated amount per share and the fractional interest for the related Depositary Share for each series of Existing Preferred Stock:

Series	Number of Authorized Shares	Stated Amount	Depositary Share Fraction
Series A	350,000	$1,000	1/40
Series B	7,500	$100,000	1/100
Series C	10,000	$100,000	1/100
Series D	10,000	$100,000	1/100
Series E	6,000	$100,000	1/100

Subject to the terms of the applicable Deposit Agreement, each holder of a Depositary Share is entitled to all the rights and preferences of the underlying Existing Preferred Stock in proportion to the applicable fraction of a share of Existing Preferred Stock represented by the corresponding Depositary Share. These rights include dividend, voting, redemption and liquidation rights.

Ranking

With respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding-up of the Company, each Series of Existing Preferred Stock ranks:

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senior to our common stock and any other class or series of our stock that ranks junior to the Existing Preferred Stock in the payment of dividends or in the distribution of assets upon the liquidation, dissolution or winding-up of the Company;

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on a parity with our other series of Existing Preferred Stock and any other class or series of our preferred stock we may issue in the future, the terms of which expressly provide that it will rank on a parity with such Existing Preferred Stock with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding-up of the Company;

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junior to any class or series of our stock issued in the future that expressly provides that it will rank senior to the such Existing Preferred Stock (subject to any requisite consents prior to issuance) with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding up of the Company; and

•	with respect to distributions of assets upon any liquidation, dissolution or winding-up of the Company, junior to all existing and future indebtedness and other non-equity claims on us.

Dividends

Series A. Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), but only out of funds legally available therefor, non-cumulative cash dividends at an annual rate of 5.250% of the Stated Amount per share, payable quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2020. Subject to the terms of the Series A Deposit Agreement, the dividend payable on each Series A Depositary Share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of Series A Preferred Stock.

Series B. Holders of Series B Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), but only out of funds legally available therefor, non-cumulative cash dividends at a rate per annum equal to (i) 4.100% from February 2, 2021 to, but excluding, February 15, 2031 and (ii) from, and including, February 15, 2031, the ten-year treasury rate as of the most recent reset dividend determination date (calculated three business days prior to the beginning of each reset date, which occurs first on February 15, 2031 and then on the date falling on each tenth anniversary thereof) plus 3.064%, payable quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on March 15, 2021. Subject to the terms of the Series B Deposit Agreement, the dividend payable on each Series B Depositary Share will be in an amount equal to 1/100th of the dividend declared and payable on the related share of Series B Preferred Stock.

Series C. Holders of Series C Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), but only out of funds legally available therefor, non-cumulative cash dividends at a rate per annum equal to (i) 4.000% from May 13, 2021 to, but excluding, May 15, 2026 and (ii) from, and including, May 15, 2026, the five-year treasury rate as of the most recent reset dividend determination date (calculated three business days prior to the beginning of each reset date, which occurs first on May 15, 2026 and then on the date falling on each fifth anniversary thereof) plus 3.202%, payable quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2021. Subject to the terms of the Series C Deposit Agreement, the dividend payable on each Series C Depositary Share will be in an amount equal to 1/100th of the dividend declared and payable on the related share of Series C Preferred Stock.

Series D. Holders of Series D Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), but only out of funds legally available therefor, non-cumulative cash dividends at a rate per annum equal to (i) 4.250% from the original issue date of the Series D Preferred Stock to, but excluding, November 15, 2026 and (ii) from, and including, November 15, 2026, the five-year treasury rate as of the most recent reset dividend determination date (calculated three business days prior to the beginning of each reset date, which occurs first on November 15, 2026 and then on the date falling on each fifth anniversary thereof) plus 3.074%, payable quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2022. Subject to the terms of the Series D Deposit Agreement, the dividend payable on each Series D Depositary Share will be in an amount equal to 1/100th of the dividend declared and payable on the related share of Series D Preferred Stock.

Series E. Holders of Series E Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), but only out of funds legally available therefor, non-cumulative cash dividends at a rate per annum equal to (i) 4.700% from October 28, 2021 to, but excluding, November 15, 2031 and (ii) from, and including, November 15, 2031, the ten-year treasury rate as of the most recent reset dividend determination date (calculated three business days prior to the beginning of each reset date, which occurs first on November 15, 2031 and then on the date falling on each tenth anniversary thereof) plus 3.064%, payable quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2022. Subject to the terms of the Series E Deposit Agreement, the dividend payable on each Series E Depositary Share will be in an amount equal to 1/100th of the dividend declared and payable on the related share of Series E Preferred Stock.

So long as any share of Existing Preferred Stock remains outstanding, unless dividends on all outstanding shares of such Existing Preferred Stock for the most recently completed dividend period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment, (i) no dividend may be declared or paid or set aside for payment, and no distribution may be made, on any junior stock, (ii) no monies may be paid or made available for a sinking fund for the redemption or retirement of junior stock, and (iii) no shares of junior stock shall be purchased, redeemed or otherwise acquired for consideration by the Company, subject to certain exceptions.

Company Redemption

The Company may, at its option, redeem the shares of Existing Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after (1) February 15, 2025, with respect to the Series A Preferred Stock, (2) February 15, 2031, with respect to the Series B Preferred Stock, (3) May 15, 2026, with respect to the Series C Preferred Stock, (4) November 15, 2026, with respect to the Series D Preferred Stock or (5) November 15, 2031, with respect to the Series E Preferred Stock, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Treatment Event (as defined in each applicable Certificate of Designations), in each case, at a cash redemption price equal to the applicable Stated Amount, together with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date.

If we redeem the Existing Preferred Stock, the applicable Depositary Shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Existing Preferred Stock held by the depositary. The redemption price per Depositary Share will be equal to applicable depository share fraction price of the redemption price per share payable with respect to the applicable Existing Preferred Stock, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, on the shares of applicable Existing Preferred Stock. Whenever we redeem shares of the Existing Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of the applicable Depositary Shares representing shares of the Existing Preferred Stock so redeemed.

In case of any redemption of less than all of the outstanding Depositary Shares, the Depositary Shares to be redeemed will be selected either pro rata or by lot. In any case, the depositary will redeem the Series A Depositary Shares only in increments of 40 Series A Depositary Shares and any integral multiple thereof; for the other series of Depositary Shares, the depositary will redeem the applicable Depositary Shares only in increments of 100 Depositary Shares and any integral multiple thereof. The depositary will provide notice of redemption to record holders of the Depositary Shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the applicable Existing Preferred Stock and the related Depositary Shares.

Voting

The holders of our Existing Preferred Stock will have no voting rights except as set forth in the applicable Certificate of Designations or as otherwise from time to time required by law. If holders of our Existing Preferred Stock are entitled to vote on a particular matter, holdings of the corresponding Depositary Shares will be entitled to the applicable fraction of a vote per depositary share they hold representing those shares of preferred stock.

To the extent possible, the depositary will vote the amount of the Existing Preferred Stock represented by the applicable Depositary Shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Depositary Shares, it will vote all Depositary Shares held by it proportionately with instructions received.

If and when dividends on our Existing Preferred Stock have not been declared and paid in full for at least six quarterly dividend periods, the authorized number of directors then constituting our board of directors will automatically be increased by two. Holders of our Existing Preferred Stock (together with the holders of all other voting preferred stock then outstanding), voting as a single class, will be entitled to elect the two additional members of the board of directors. These voting rights will continue until dividends on the shares of the Existing Preferred Stock and any such other series of voting preferred stock for at least four consecutive quarterly dividend periods, or the equivalent thereof, as applicable, following the nonpayment shall have been fully paid. Then, the holders of the Existing Preferred Stock and all other holders of voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment), the term of office of each preferred stock director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two.

The affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of Existing Preferred Stock entitled to vote, voting separately as a single class with any other series of preferred stock entitled to vote thereon, is required to:

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authorize or increase the authorized amount of, or issue shares of, any class or series of our capital stock ranking senior to the class of the applicable series of Existing Preferred Stock with respect to the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Company;

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amend the provisions of our Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws or the applicable Certificate of Designations that would alter or change the voting powers, preferences or special rights of the Existing Preferred Stock so as to affect them adversely; or

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consummate a binding share-exchange or reclassification involving the Existing Preferred Stock, or a merger or consolidation of us with or into another entity unless the shares of Existing Preferred Stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have terms that are not materially less favorable than the Existing Preferred Stock, taken as a whole.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, holders of our Existing Preferred Stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of our creditors, all liabilities and prior rights of holders of any securities ranking senior to our preferred stock. Holders of Depositary Shares will generally receive distributions in proportion to the number of Depositary Shares they hold.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary in connection with the initial deposit of the Existing Preferred Stock and any redemption of Existing Preferred Stock. Holders of Depositary Shares will pay transfer, income and other taxes and governmental charges and such other charges as are expressly provided in the applicable Deposit Agreement. If these charges have not been paid by the holders of the Depositary Shares, the Depositary may refuse to transfer Depositary Shares, withhold dividends and distributions, and sell the Depositary Shares.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock, in addition to the Depositary Shares we have already issued. Our Series A Depositary Shares are listed on The Nasdaq Global Select Market and trade under the ticker symbol “SIVBP”.

If we do issue further depositary shares, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be specified in the applicable prospectus supplement, of a share of a particular series of preferred stock. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include, as applicable, dividend, voting, redemption, conversion and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The applicable prospectus supplement will identify the depositary, describe the specific terms of any depositary shares and the material terms of the related deposit agreement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each stock purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any stock purchase contract by delivering the cash value of such stock purchase contract or the cash value of the property otherwise deliverable or, in the case of stock purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a stock purchase contract.

The stock purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The stock purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, stock purchase contracts may require holders to satisfy their obligations thereunder when the stock purchase contracts are issued. Our obligation to settle such prepaid stock purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid stock purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more stock purchase contracts, warrants, debt securities, shares of preferred stock, depositary shares, shares of common stock or any combination of such Securities. The terms of any units to be issued will be set forth in the applicable prospectus supplement.

The terms and conditions described under “Description of Debt Securities,” “Description of Capital Stock,” “Description of Depositary Shares,” “Description of Warrants” and “Description of Stock Purchase Contracts” will apply to each unit that includes such securities and to the securities included in each unit, unless otherwise specified in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We or the selling security holders may offer and sell these Securities directly to or through one or more underwriters, dealers and agents, directly to purchasers, in competitively bid transactions, or through a combination of any of these methods of sale, on an immediate, continuous or delayed basis.

We or the selling security holders will identify any underwriters, dealers or agents and describe their compensation in connection with the sale of offered Securities in the applicable prospectus supplement, pricing supplement or term sheet.

We or the selling security holders, directly or through agents, may sell, and the underwriters may resell, the offered Securities in one or more transactions, including negotiated transactions at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of offered Securities, the underwriters or agents may receive compensation from us, the selling security holders or from purchasers of the offered Securities for whom they may act as agents. The underwriters may sell offered Securities to or through dealers, who may also receive compensation from the underwriters or purchasers of the offered Securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered Securities may be deemed to be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered Securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We or the selling security holders may indemnify the underwriters and agents against, and may contribute toward, certain liabilities, including liabilities under the Securities Act.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the Securities may be passed upon for us by Sullivan & Cromwell LLP, New York, New York. Certain legal matters may be passed upon for any underwriters, agents or dealers, by the counsel to such underwriters, agents or dealers specified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of SVB Financial Group as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

SVB Financial Group

$1,250,000,000

SVB Financial Group

Joint Book-Running Managers

Goldman Sachs & Co. LLC

SVB Securities